UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2010

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On July 20, 2010, a committee of the Board of Directors of Applied Materials, Inc. (Applied or the Company) approved a plan (the EES Plan) to restructure the Company’s Energy and Environmental Solutions (EES) segment. The action is in response to market conditions for thin film solar, including delays in utility-scale solar adoption, solar panel manufacturers’ challenges in obtaining affordable capital, changes and uncertainty in government renewable energy polices, and competitive pressure from crystalline silicon (c-Si) solar technologies. The restructuring will enable EES to focus on Applied’s c-Si solar business and on pursuing other opportunities in advanced energy technologies, including light emitting diode (LED) technology.

As part of the restructuring, Applied will discontinue sales to new customers of its SunFab™ fully-integrated lines for manufacturing thin film PV panels and will begin offering individual tools for sale to thin film solar manufacturers, including chemical vapor deposition (CVD) and physical vapor deposition (PVD) equipment. R&D efforts to improve thin film panel efficiency and high-productivity deposition will continue. The Company will support existing SunFab customers with services, upgrades and capacity increases through its Applied Global Services segment. Applied’s solar R&D center in Xi’an, China will concentrate on advancing its c-Si solar and other emerging technologies. The Company also plans to divest its low-emissivity architectural glass coating products, while continuing development activities in emerging technologies such as “smart” electrochromic glass.

The total estimated cost of implementing the EES Plan is expected to be in the range of approximately $375 million to $425 million, or $0.18 to $0.21 per share, which will be reported as cost of products sold and restructuring and asset impairments in the Company’s consolidated statements of operations for the third quarter of fiscal 2010. As part of the total pre-tax cost, Applied anticipates that it will record: (i) inventory charges of up to $240 million; (ii) equipment and intangible assets impairment charges of up to $95 million; (iii) employee severance of up to $50 million; and (iv) other obligations of up to $40 million. This action will impact between 400 to 500 positions globally. A number of affected employees may transfer to other groups or functions within the Company. Cash expenditures related to severance and other obligations are expected to be no more than $80 million. Applied does not anticipate any cash outlays associated with the equipment and intangible asset impairments.

Item 2.06	Material Impairments.

The information set forth in Item 2.05 is incorporated by reference into this Item 2.06.

Item 7.01	Regulation FD Disclosure.

On July 21, 2010, Applied issued a press release announcing the EES Plan, an adjustment to a prior restructuring plan, and revised targets for the third quarter of fiscal 2010. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 and in Exhibit 99.1 is furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of Applied under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filings.

Safe Harbor Statement

This report contains forward-looking statements, including those relating to the expected scope, costs, timing and benefits of the EES Plan. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: uncertain global economic and industry conditions; Applied’s ability to implement the program as planned and achieve the anticipated benefits, which may be affected by: customer requirements, changes in business conditions and/or operational needs, business acquisitions or divestitures, retention of key employees, U.S. and international labor and employment laws, delays and increased costs; the ability to accurately forecast financial results; and other risks described in Applied’s filings with the Securities and Exchange Commission. All forward-looking statements are as of July 20, 2010 and Applied undertakes no obligation to revise or update any such statements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Applied Materials, Inc. dated July 21, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Date: July 21, 2010	By:	/S/ JOSEPH J. SWEENEY
Joseph J. Sweeney
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Applied Materials, Inc. dated July 21, 2010.